Exhibit 99.1

News Release

STERLING BANCORP: Investor Contact: Luis Massiani Senior EVP & Chief Financial Officer 845.369.8040 Media Contact: Linda Dunbar FVP & Director, Communications 917.969.5609	ASTORIA FINANCIAL CORPORATION: Investor/Media Contact: Theodore Ayvas Director, Investor Relations 516.327.7877

STERLING BANCORP AND ASTORIA FINANCIAL CORPORATION SHAREHOLDERS

APPROVE PROPOSED MERGER

~Merger will create leading Greater NYC Metro regional bank with $29 Billion in Assets~

MONTEBELLO and LAKE SUCCESS, NY – June 13, 2017 – Shareholders of Sterling Bancorp (NYSE: STL; “Sterling”) and Astoria Financial Corporation (NYSE: AF; “Astoria”) today approved the proposed merger of the two companies.

Pending regulatory approval, and subject to the terms of the Agreement and Plan of Merger “Merger Agreement” dated as of March 6, 2017, Astoria Financial Corporation will merge with and into Sterling Bancorp, and Astoria Bank will merge with and into Sterling National Bank.

Following the special meeting of Sterling shareholders held this morning, President and Chief Executive Officer Jack Kopnisky stated, “We are pleased with the overwhelming support for the merger by both our shareholders and Astoria’s, as evidenced by the outcome of the meetings held today. More than 99% of the votes cast at our meeting and more than 96% of the votes cast at Astoria’s meeting were voted in favor of the merger.”

“Today’s vote moves us closer to achieving our objective of building a high performing regional bank that focuses on serving commercial middle market clients and consumers. The combined company is anticipated to be the sixth largest regional bank in the greater New York metropolitan area and is expected to benefit the shareholders and customers of both institutions and the communities in which we serve,” Mr. Kopnisky continued.

Monte N. Redman, President and Chief Executive Officer of Astoria, commented, “I want to thank the shareholders of Astoria for the overwhelming support they have shown regarding our plan to merge with Sterling. We are very pleased that we are planning to merge with such a strong partner and, once the deal is closed, look forward to continuing to serve the clients and communities which have come to rely on us over the past 128 years.”

Completion of the Merger remains subject to the satisfaction of the remaining customary closing conditions contained in the Merger Agreement.  Assuming such conditions are satisfied, Sterling currently expects to complete the Merger in the fourth calendar quarter of 2017.

About Sterling Bancorp

Sterling Bancorp, whose principal subsidiary is Sterling National Bank, specializes in the delivery of service and solutions to business owners, their families and consumers within the communities it serves through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp website at www.sterlingbancorp.com.

About Astoria Financial Corporation

Astoria Financial Corporation, with assets of $14.3 billion, is the holding company for Astoria Bank.  Established in 1888, Astoria Bank, with deposits in New York totaling $9.0 billion, is the second largest thrift depository in New York and provides its retail and business customers and local communities it serves with quality financial products and services through 88 convenient banking branch locations, a business banking office in Manhattan, and multiple delivery channels, including its flexible mobile banking app.  Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states.  Astoria Bank originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area and originates residential mortgage loans in New York State, the District of Columbia and eight other states through its banking and loan production offices in New York.

Forward-Looking Statements

The information presented herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Sterling Bancorp's and Astoria Financial Corp.'s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "prospects" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may", or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements.

In addition to factors previously disclosed in Sterling Bancorp's and Astoria Financial Corp.'s reports filed with the Securities and Exchange Commission and those identified elsewhere in this communication, the following factors among others, could cause actual results to differ materially from forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Sterling Bancorp and Astoria Financial Corp. stockholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the Sterling Bancorp and Astoria Financial Corp. businesses or fully realizing cost savings and other benefits; business disruption following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Annualized, pro forma, projected, and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

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